Amending Agreement

This Amending Agreement is dated effective the 7th day of November 2005.

BETWEEN:
Mosquito Consolidated Gold Mines Limited
#301 - 455 Granville Street
Vancouver, British Columbia, V6C 1 T1 (the
"Optionor")

OF THE FIRST PART

AND:
Kobex Resources Ltd.
#1605 - 750 West Pender Street,
Vancouver, British Columbia, V6C 2T8
(the "Optionee")

OF THE SECOND PART

WHEREAS:

A.
Under date of January 21S\ 2005, the Optionor (as defined in the Option Agreement) granted unto the Optionee (as defined in the Option Agreement) the sole and exclusive right and option to acquire all of the Optionor's interest in and to both the Cumo Property and the Trikay Property (both as defined in the Option Agreement) under the terms and conditions set out in an Option Agreement attached hereto as Exhibit "A" (the "Option Agreement"); and

B.	The parties hereto have agreed to amend the Option Agreement under the terms and conditions herein set forth

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency whereof is hereby acknowledged, the parties hereto hereby agree to amend the Option Agreement as follows subject to the approval of the TSX Venture Exchange:

1.
The Optionee hereby surrenders unto the Optionor all its interest in and to the Trikay Property granted to the Optionee, and is relieved from all obligations and liabilities with respect to the Trikay Property, under the terms of the Option Agreement, subject only to the right of first refusal for a period of 2 years granted to the Optionee as more particulary described below.

2.	The term "Property" in the Option Agreement is hereby amended by deleting the reference to "together with those described in Schedule "8" hereto" .

3.	In consideration of the surrender of the Optionor's interest in and to the Trikay Property, the Optionor hereby agrees to substitute 4(b)(i) (ii) and (Hi) of the Option Agreement with the following:

(i)	Cash Payments: (Total $3,662,500)
$50,000 non-refundable signing fee upon the execution of this Agreement (already paid);

A further $50,000 upon acceptance for filing of the Option Agreement and this Amending Agreement by the TSX Venture Exchange ("Regulatory Acceptance");
A further $187,500 on or before January 21, 2006; A further $187,500 on or before July 21, 2006;
A further $562,500 on or before January 21, 2007; A further $1,125,000 on or before January 21, 2008; A further $1,500,000 on or before January 21 , 2009;

(ii)
Share Issuances: 10,000,000 fully paid and non-assessable shares in the capital of the Optionee as presently constituted, to be adjusted in the event of any subdivision, consolidation or other capital reorganization and to be issued as follows:

375,000 on Regulatory Acceptance;
1,125,000 on or before January 21, 2006;
1,500,000 on or before January 21,2007;
2,625,000 on or before January 21, 2008;
4,375,000 on or before January 21, 2009;

(iii)	Expenditures: (Total $7,500,000) to be made as follows:

$750,000 on or before January 21, 2007;
$1,125,000 on or before January 21, 2008;
$1,500,000 on or before January 21, 2009;
$1,875,000 on or before January 21, 2010;
$2,250,000 on or before January 21, 2011

and to amend subsection 4(c) of the Option Agreement by substituting $750,000 in lieu of $1,000,000 as the minimum amount of Expenditures (as defined in the Option Agreement) to be incurred by the Optionee prior to termination of the Option.

4.
The Optionor hereby agrees that prior to offering the Trikay Property to any third party for joint venture purposes, sale, assignment or otherwise, it shall first offer the said property to the Optionee upon such terms and conditions which shall not be less advantageous to the Optionee than those the Optionor is prepared to offer to any third party. The Optionor will offer such interest to the Optionee by notice in writing setting out the terms of the proposed joint venture, sale, assignment or otherwise and if, within 30 days from the date of receipt of such notice the Optionee accepts such proposal by notice in writing to the Optionor, the Optionee shall be entitled to acquire such joint venture, sale, assignment or other interest on such terms. If the Optionee does not accept such proposal in writing within 30 days from the date of receipt of such notice, the Optionee shall be deemed to have declined the offer and the Optionor shall be entitled to dispose of the interest on terms no more favourable to the Optionor than those offered to the Optionee. The provisions of this paragraph shall remain in full force and effect for a period of two years from date hereof.

5.	This Amending Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, representatives and assigns, as the case may be.

6.	Save and except as amended by the Amending Agreement, the Option Agreement entered into the 21st day of January, 2005 shall remain in full force and effect.

7.	This Amending Agreement shall be governed by and subject to the laws of the Province of British Columbia.

8.	All dollar amounts referred to herein are deemed to be in lawful money of Canada

In witness, whereof the parties hereto have executed this Amending Agreement effective as of the day and year first above written.

Mosquito Consolidated
Gold Mines Limited	Kobex Resources Ltd.